EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 15, 2003 except for Notes 3 and 8, as to which the date is November 14, 2003, accompanying the consolidated financial statements included in the Annual Report of LSI Industries Inc. on Form 10-K/A for the year ended June 30, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of LSI Industries Inc. on Form S-3 (File No. 333-55808, effective February 16, 2001) and on Forms S-8 (Files No. 33-64721 and 33-64723, effective December 4, 1995; File No. 333-115003, effective September 6, 1996; File No. 333-91531, effective November 23, 1999; and Files No. 333-100038 and 333-100039, effective September 24, 2002).

/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio

November 14, 2003